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                      April 16, 2021

       Brett Sandercock
       Chief Financial Officer
       ResMed Inc.
       9001 Spectrum Center Blvd.
       San Diego, CA 92123

                                                        Re: ResMed Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            File No. 001-15317
                                                            Filed August 13,
2020

       Dear Mr. Sandercock:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences